Exhibit 99.1

Newmont Announces First Quarter Operating and Financial Results

Generated $183 million in cash flow from continuing operations on $1.8 billion in revenues

DENVER--(BUSINESS WIRE)--April 24, 2014--Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today reported first quarter 2014 financial and operating results.

“We are building on the momentum we established in 2013 with strong cost and production performance in the first quarter of 2014,” said Gary Goldberg, President and Chief Executive Officer. “Our team drove down all-in sustaining costs by $82 million compared to the prior year quarter through sustainable cost and efficiency improvements. We are also delivering on our commitment to improve mining fundamentals, which led to a 40 percent increase in gold production at Tanami compared to the prior year quarter. We are confident we can maintain this trajectory as the year progresses, as evidenced by our updated outlook for lower costs and higher production for Africa.”

Highlights for the first quarter

  Achieved reported net income attributable to shareholders from continuing operations of $117 million, or $0.23 per basic share, and adjusted net income1 of $108 million, or $0.22 per basic share;
  Generated cash from continuing operations of $183 million;
  Generated cost savings of $82 million in gold all-in sustaining costs2 (“AISC”), which equates to $1,034 per ounce, down 8 percent from the prior year quarter;
  Realized costs applicable to sales (“CAS”) of $751 per ounce of gold and $2.71 per pound of copper, a decrease of 1 percent and an increase of 19 percent, respectively, over first quarter last year;
  Delivered 1.2 million ounces and 24 thousand tonnes of attributable gold and copper production, with higher gold production coming from our Australia/New Zealand and Africa operations;
  Improved AISC outlook3 by 13 percent, and production outlook by 2 percent in Africa; and
  Declared a second quarter dividend of $0.025 per share in accordance with the Company’s gold price-linked dividend policy4.

First Quarter Financial Results

The Company reported attributable net income from continuing operations of $117 million, or $0.23 per basic share, compared with $314 million, or $0.63 per share in 2013. The Company reported adjusted net income of $108 million, or $0.22 per basic share, compared with $353 million, or $0.70 per basic share a year earlier. Improved production and stable operating costs relative to the prior year quarter were offset by declines in average realized gold and copper prices of approximately 21 percent and 20 percent, respectively. Reduced spending on exploration, advanced projects, and sustaining capital also led to $82 million in lower gold AISC this quarter.

Summary of first quarter 2014 financial results compared with 2013:

  Generated revenue of $1.8 billion compared with $2.2 billion in 2013;
  Gold and copper AISC of $1,034 per ounce and $3.67 per pound, respectively, compared with $1,121 per ounce and $3.38 per pound, respectively;
  Average realized gold and copper price of $1,293 per ounce and $2.50 per pound, respectively, compared with $1,631 per ounce and $3.12 per pound, respectively;
  Gold and copper CAS of $751 per ounce and $2.71 per pound, respectively, compared with $760 per ounce and $2.27 per pound, respectively; and
  Cash flow from continuing operations of $183 million compared with $439 million.
First Quarter Operating Results

Summary Production Table
(Attributable production, Koz and kt)
Region	Q1 2014	Q1 2013	Change
North America	405	436	-7%
South America	122	162	-25%
Australia/New Zealand	450	435	3%
Indonesia	8	7	14%
Africa	225	125	80%
Total Gold	1,210	1,165	4%
North America	6	3	100%
Australia/New Zealand	8	8	0%
Indonesia	10	9	11%
Total Copper	24	20	20%

Summary CAS Table
(Consolidated $/oz and $/lb)
Region	Q1 2014	Q1 2013	Change
North America	$726	$766	-5%
South America	$1,075	$576	87%
Australia/New Zealand	$783	$922	-15%
Indonesia	$1,283	$993	29%
Africa	$428	$555	-23%
Total Gold CAS	$751	$760	-1%
North America	$2.39	$3.20	-25%
Australia/New Zealand	$2.63	$2.35	12%
Indonesia	$2.99	$2.05	46%
Total Copper CAS	$2.71	$2.27	19%

Summary All-in Sustaining Costs Table
(Consolidated $/oz and $/lb)
Region	Q1 2014	Q1 2013	Change
North America	$958	$1,027	-7%
South America	$1,403	$885	59%
Australia/New Zealand	$942	$1,136	-17%
Indonesia	$2,167	$2,000	8%
Africa	$616	$1,126	-45%
Total Gold AISC	$1,034	$1,121	-8%
North America	$2.55	$3.75	-32%
Australia/New Zealand	$3.27	$2.95	11%
Indonesia	$4.63	$3.70	25%
Total Copper AISC	$3.67	$3.38	9%

Attributable gold production increased approximately 4 percent from 2013 levels due to production from the new Akyem operation, as well as higher production from Australian operations, partially offset by lower production from Peru as a result of the planned stripping campaign at Yanacocha. Attributable copper tonnes produced were 20 percent higher with the contribution from the Phoenix Copper Leach operation in Nevada. Gold CAS remained stable over last year. Gold AISC was reduced by 8 percent, primarily due to cost and efficiency improvements.

First Quarter Operating Results by Region

North America

Attributable gold production at Carlin decreased 1 percent from the prior year quarter, primarily due to planned lower grades at Mill 6. CAS per ounce increased 4 percent due to planned stockpile and leach pad inventory adjustments, partially offset by lower operating costs.

Attributable gold production at Phoenix increased 4 percent from the prior year quarter due to slightly higher grade at the Phoenix mill. Copper pounds produced increased 71 percent due to production from the Phoenix Copper Leach operation, which entered commercial production in the fourth quarter of 2013. Gold CAS per ounce decreased 48 percent due to higher ounces sold and a higher allocation of costs to copper with the copper leach facility in production. Copper CAS per pound decreased 25 percent due to higher copper pounds sold as a result of the new copper leach facility.

Attributable gold production at Twin Creeks decreased 3 percent from the prior year quarter due to lower production following the sale of Midas, partially offset by higher mill throughput at the Autoclave. CAS per ounce decreased 1 percent due to more ounces sold.

Attributable gold production at La Herradura decreased 49 percent from the prior year quarter due to the suspension of their explosives permit. CAS per ounce decreased 6 percent due to a decrease in stripping with the ramp up of production after receiving the explosives permit at the end of February partially offset by lower ounces sold.

Gold AISC in North America was $958 per ounce, a decrease of 7 percent over the prior year quarter due to realization of operating efficiencies, reduced exploration and advanced project spend and reduced royalties. Copper AISC was $2.55 per pound, a decrease of 32 percent over prior year quarter due to increased copper production from Phoenix Copper Leach.

South America

Attributable gold production at Yanacocha decreased 25 percent from the prior year quarter mainly due to the planned stripping phase at the Tapado Oeste pit. Production is expected to increase in the second half of 2014 as mining returns to higher grade ore at Tapado Oeste. CAS per ounce increased 87 percent from the prior year quarter primarily due to higher direct mining costs associated with the current stripping campaign.

Gold AISC in South America was $1,403 per ounce, an increase of 59 percent over the prior year quarter due to higher production costs and lower volume resulting from the stripping campaign.

Australia/New Zealand

Attributable gold production at Boddington decreased 2 percent from the prior year quarter, primarily due to lower grades. Copper production was in line with the prior year quarter. Boddington realized record-setting throughput levels this quarter due to sustainable process improvements implemented through the Full Potential program. These benefits were offset by the lower grades. Gold CAS decreased 3 percent per ounce due to a combination of lower mill maintenance costs and favorable foreign exchange rates. Copper CAS increased 12 percent per pound, primarily due to planned stockpile inventory adjustments.

Attributable gold production at Tanami increased 40 percent from the prior year quarter, primarily as a result of higher grades from the Auron ore body and lower mining dilution from improved mining practices. CAS per ounce decreased by 45 percent due to higher production coupled with lower operating costs and favorable foreign exchange rates.

Attributable gold production at Jundee decreased 17 percent from the prior year quarter primarily as a result of lower ore grade milled. CAS per ounce decreased by 6 percent as a result of lower underground mining costs and favorable foreign exchange rates, partially offset by lower production.

Attributable gold production at Waihi decreased 10 percent from the prior year quarter primarily as a result of lower ore grade milled and a build-up of gold in circuit inventory, partially offset by higher throughput. CAS per ounce decreased by 18 percent as a result of lower underground mining costs.

Attributable gold production at KCGM increased 15 percent from the prior year quarter primarily as a result of higher grades and tons milled. CAS per ounce decreased by 17 percent as a result of the higher production.

Gold AISC in Australia/New Zealand was $942 per ounce, a decrease of 17 percent over the prior year quarter due to lower production costs, exploration costs, and sustaining capital spend. Copper AISC was $3.27 per pound, an increase of 11 percent over the prior year due to higher CAS per pound.

Indonesia

Attributable gold and copper production at Batu Hijau increased 14 percent and 11 percent, respectively, from the prior year quarter due to higher ore grade and recovery for both gold and copper. However, the Company was unable to export approximately 2 thousand attributable ounces of gold and 2.5 thousand attributable tonnes of copper as a result of new export regulations imposed in January 2014 by the Indonesian government.

CAS increased 29 percent per ounce of gold and 46 percent per pound of copper, due to the planned stockpile inventory adjustments and lower ounces and pounds sold.

Gold AISC in Indonesia was $2,167 per ounce, an increase of 8 percent over the prior year quarter and copper AISC was $4.63 per pound, an increase of 25 percent over the prior year quarter, due to lower ounces and pounds sold.

Africa

Attributable gold production at Ahafo decreased 16 percent from the prior year quarter due to lower processed ore grade. CAS per ounce was in line with the prior year. The new Akyem operation is performing well, providing 120,000 ounces of production at CAS of $311 per ounce.

Gold AISC in Africa was $616 per ounce this quarter, a decrease of 45 percent over the prior year quarter due to new production at Akyem and lower exploration and advanced project expense and sustaining capital.

Outlook Update

The Company continues to expect total attributable gold production of between 4.6 to 4.9 million ounces at CAS of $740 to $790 per ounce and AISC of $1,075 to $1,175 per ounce. The Company also continues to expect total copper production of between 95 to 110 thousand tonnes at CAS of $2.00 to $2.25 per pound and AISC of $2.75 to $2.95 per pound. As a result of mine plan optimization at the Ahafo operation in Africa, the Company is increasing production outlook from between 785,000 to 850,000 ounces to between 790,000 to 870,000 ounces for the region. Both Ahafo and Akyem are realizing lower costs and the Company is reducing its Africa regional CAS from $575 to $625 per ounce to $510 to $555 per ounce, and AISC from $795 to $865 per ounce to $690 to $755 per ounce for 2014. The Company also announced a decrease in expected interest expense of $25 million. Offsetting that, the 2014 tax rate is now expected to be between 37 and 40 percent, primarily due to the tax treatment of the sale of Midas and higher taxes in Peru.

Balance Sheet and Financial Flexibility

Cash from continuing operations was $183 million. The Company also received cash of $57 million from the sale of its Midas operation and $25 million from the sale of its investment in Paladin Energy. At quarter end, the Company held $1.5 billion of consolidated cash on its balance sheet.

The Company also recently closed on a term loan of $575 million. The term loan provides for a single, delayed drawdown through July 15, 2014, with a maturity date five years from drawdown. The loan is intended to retire the $575 million of convertible debt maturing July 2014. The Company now expects a lower 2014 interest expense of between $325 to $350 million. Concurrent with closing the term loan, the Company also renewed its $3.0 billion corporate revolving credit facility, extending the maturity date two years to March 31, 2019. At March 31, there were no outstanding borrowings under the facility.

Capital Update

Total capital spent in the first quarter was $235 million. Capital expenditures in North America during the first quarter of 2014 were primarily related to the development of the Turf Leeville vent shaft in Nevada. Capital expenditures in South America, Australia and New Zealand, Indonesia, and Africa were primarily for sustaining capital.

The Company continues to manage its wider project portfolio to maintain flexibility to address the development risks associated with its projects including permitting, local community and government support, engineering and procurement availability, technical issues, escalating costs and other associated risks that could adversely impact the timing and costs of certain opportunities.

Indonesia Update

In January 2014, the Indonesian government issued new regulations for the export of copper concentrate that contain potentially restrictive conditions for obtaining an export permit, as well as a significant, progressive export duty. While the 2009 mining law preserves the validity of PT Newmont Nusa Tenggara’s (“PTNNT”, the entity operating the Batu Hijau mine) Contract of Work (the investment agreement entered into by PTNNT and the Indonesian government in 1986, which includes the right to export copper concentrates and a prohibition against new taxes, duties, and levies), the Indonesian government has stated its intention to enforce the new regulations on PTNNT’s operations and has not yet recognized PTNNT’s rights to export copper concentrate and only pay the taxes, duties, and levies specified in the Contract of Work. The Company believes that these new 2014 regulations conflict with the Contract of Work. Although PTNNT is continuing to engage with government officials in Indonesia in an effort to resolve this issue and gain clarity on implementation of the new regulations, while also considering other remedies, including possible legal action, the Company can make no assurances that the new regulations will not impact operations and/or outlook. In April 2014, PTNNT received the required approval as a registered exporter from the Ministry of Trade and continues working through the process and engaging with the government to secure the newly required export permit. At this time, operations continue at Batu Hijau. However, to the extent there are continued delays in obtaining approvals for 2014 exports, PTNNT will implement contingency plans to scale back production taking into consideration copper concentrate storage capacity and in-country smelter availability, which would impact the Company's ability to achieve its outlook. For a discussion of this and other factors which could impact future financial performance and operating results in Indonesia, see Item 1A, under the heading “Risk Factors,” of the Company’s Form 10-K, filed on February 21, 2014.

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[1] Non-GAAP measure. See end of this release for reconciliation to net income.
[2] Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3] Outlook constitutes forward-looking statements, which are subject to risk and uncertainties. See Cautionary note at the end of this release.
[4] Such policy is non-binding; declaration of future dividends remains subject to approval and discretion of the Board of Directors.

Operating Results Table

First Quarter Consolidated and Attributable Production and Consolidated CAS and AISC Results
Region	Q1 2014 Consolidated Production	Q1 2014 Attributable Production	Q1 2014 Consolidated CAS	Q1 2014 Consolidated AISC[a]
	(Kozs, Kt)	(Kozs, Kt)	($/oz, $/lb)	($/oz, $/lb)
Carlin	228	228	$842	$956
Phoenix[b]	53	53	$625	$818
Twin Creeks[c]	96	96	$536	$874
La Herradura[d]	28	28	$671	$1,087
North America	405	405	$726	$958
Yanacocha[e]	208	107	$1,075	$1,364
La Zanja[f]	n/a	15	n/a	n/a
South America	208	122	$1,075	$1,403
Boddington	174	174	$851	$970
Tanami	84	84	$681	$963
Jundee	63	63	$667	$841
Waihi	27	27	$753	$800
KCGM[d]	90	90	$839	$880
Duketon[f]	n/a	12	n/a	n/a
Australia/New Zealand	438	450	$783	$942
Batu Hijau, Indonesia[e]	16	8	$1,283	$2,167
Ahafo	105	105	$554	$864
Akyem	120	120	$311	$361
Africa	225	225	$428	$616
Total Gold	1,292	1,210	$751	$1,034
Phoenix	6	6	$2.39	$2.55
Boddington	8	8	$2.63	$3.27
Batu Hijau[e]	21	10	$2.99	$4.63
Total Copper	35	24	$2.71	$3.67

[a]All-in sustaining cost (“AISC”) is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.

[b]Includes Lone Tree operations.
[c]Includes GTRJV operations.
[d]Both consolidated and attributable production are shown on a pro-rata basis with a 44% ownership interest for La Herradura and a 50% ownership for KCGM.

[e]Consolidated production for Yanacocha and Batu Hijau are presented on a total production basis for the mine site; whereas attributable production represents a 51.35% ownership interest for Yanacocha, and a 48.5% interest for Batu Hijau.

[f]La Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.25% ownership interest in Duketon.

Outlook Tables

2014 Consolidated and Attributable Production, CAS, AISC, and Capital Outlook[a]
Region	2014 Consolidated Production	2014 Attributable Production	2014 Consolidated CAS	2014 All-in Sustaining Costs[b]	2014 Consolidated Capital
	(Kozs, Kt)	(Kozs, kt)	($/oz, $/lb)	($/oz, $/t)	Expenditures ($M)
Carlin	830 - 910	830 - 910	$790 - $860		$275 - $300
Phoenix[c]	195 - 215	195 - 215	$655 - $715		$30 - $40
Twin Creeks[d]	330 - 360	330 - 360	$550 - $600		$110 - $130
La Herradura[e]	185 - 200	185 - 200	$800 - $875		$90 - $100
Other North America					$20 - $30
North America	1,550 - 1,650	1,550 - 1,650	$720 - $790	$1,045 - $1,135	$540 - $600
Yanacocha[f]	895 - 985	460 - 500	$725 - $790		$180 - $200
La Zanja[g]		50 - 60
Other South America					$25 - $50
South America	895 - 985	510 - 560	$725 - $790	$1,115 - $1,205	$200 - $250
Boddington	665 - 725	665 - 725	$880 - $960		$100 - $115
Tanami	300 - 325	300 - 325	$750 - $825		$90 - $100
Jundee	210 - 230	210 - 230	$765 - $835		$25 - $35
Waihi	100 - 115	100 - 115	$755 - $825		$10 - $20
KCGM[e]	300 - 330	300 - 330	$990 - $1,080		$30 - $40
Duketon[g]		55 - 65
Other Australia/NZ					$5 - $15
Australia/New Zealand	1,600 - 1,700	1,650 - 1,750	$855 - $930	$1,045 - $1,135	$275 - $300
Batu Hijau, Indonesia[h]	135 - 150	60 - 65	$630 - $690	$945 - $1,025	$125 - $150
Ahafo	375 - 410	375 - 410	$580 - $650		$100 - $115
Akyem	415 - 460	415 - 460	$435 - $495		$15 - $25
Africa	790 - 870	790 - 870	$510 - $555	$690 - $755	$115 - $140
Corporate/Other					$20 - $25
Total Gold	5,000 - 5,350	4,625 - 4,900	$740 - $790	$1,075 - $1,175	$1,300 - $1,400
Phoenix	15 - 25	15 - 25	$2.25 - $2.50
Boddington	25 - 35	25 - 35	$2.50 - $2.80
Batu Hijau[h]	110 - 125	45 - 55	$1.75 - $2.00
Total Copper	160 - 175	95 - 110	$2.00 - $2.25	$2.75 - $2.95
[a]The outlook ranges presented herein represent forward looking statements, which are subject to certain risks and uncertainties. See cautionary statement at the end of this release. Additionally, individual site ranges in the table above may not sum to total regional or Company levels to provide for portfolio flexibility.
[b]All-in sustaining cost (“AISC”) is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.
[c]Includes Lone Tree operations.
[d]Includes GTRJV operations.
[e]Both consolidated and attributable production are shown on a pro-rata basis with a 44% ownership interest for La Herradura and a 50% ownership for KCGM.
[f]Consolidated production for Yanacocha is presented on a total production basis for the mine site; whereas attributable production represents a 51.35% ownership interest.
[g]La Zanja and Duketon are not included in the consolidated figures above; attributable production figures are presented based upon a 46.94% ownership interest at La Zanja and a 19.25% ownership interest in Duketon.

[h]Consolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents an expected 44.5625% ownership interest in 2014 outlook (which assumes completion of the remaining share divestiture). This outlook remains subject to change pending clarification regarding the export regulations issued by the Government of Indonesia, which have the potential to impact future operating plans. See page 5 under the heading Indonesia Update for additional information. The Company’s ability to achieve 2014 outlook and estimates assumes the continuation of current operating plans, receipt of export approvals and other factors.  Additionally, for a discussion of factors which could impact future financial performance and operating results in Indonesia, see Item 1A, under the heading “Risk Factors,” of the Company’s Form 10-K, filed on February 21, 2014.

Consolidated and Attributable Production (Moz, kt)
	2014	2015	2016
	Outlook	Outlook	Outlook
Gold (Consolidated Moz)	5.0 – 5.4	5.5 – 5.9	5.5 – 5.9
Gold (Attributable Moz)	4.6 – 4.9	4.8 – 5.2	4.8 – 5.2
Copper (Consolidated kt)	160 – 175	280 – 295	225 – 240
Copper (Attributable kt)	95 - 110	145 - 160	125 – 140

Consolidated CAS ($/oz, $/lb)
	2014	2015	2016
Region	Outlook	Outlook	Outlook
North America	$720 - $790	$740 - $810	$680 - $740
South America	$725 - $790	$560 - $615	$920 - $1,010
Australia/New Zealand	$855 - $930	$830 - $910	$850 - $925
Batu Hijau, Indonesia	$630 - $690	$380 - $420	$440 - $480
Africa	$510 - $555	$695 - $760	$730 - $800
Total Gold	$740 - $790	$690 - $740	$740 - $790
Total Copper	$2.00 - $2.25	$1.20 - $1.45	$1.40 - $1.65

Consolidated AISC ($/oz, $/lb)
	2014	2015	2016
Region	Outlook	Outlook	Outlook
North America	$1,045 - $1,135	$955 - $1,045	$835 - $925
South America	$1,115 - $1,205	$900 - $990	$1,450 - $1,540
Australia/New Zealand	$1,045 - $1,135	$975 - $1,065	$985 - $1,075
Batu Hijau, Indonesia	$945 - $1,025	$510 - $590	$575 - $655
Africa	$690 - $755	$875 - $955	$885 - $965
Total Gold	$1,075 - $1,175	$950 - $1,050	$985 - $1,085
Total Copper	$2.75 - $2.95	$1.60 - $1.85	$1.80 - $2.05

Consolidated Capital Expenditures ($M)
	2014	2015	2016
Region	Outlook	Outlook	Outlook
North America	$540 - $600	$430 - $475	$270 - $295
South America	$200 - $250	$140 - $155	$165 - $180
Australia/New Zealand	$275 - $300	$220 - $245	$190 - $210
Batu Hijau, Indonesia	$125 - $150	$130 - $145	$120 - $130
Africa	$115 - $140	$80 - $90	$80 - $90
Total	$1,300 - $1,400	$1,000 - $1,100	$900 - $1,000

2014 Expense Outlook
Description	2014 Consolidated Expenses ($M)

General & Administrative	$175 - $200
Other Expense	$150 - $175
Interest Expense	$325 - $350
DD&A	$1,050 - $1,125
Exploration and Projects	$400 - $450
Sustaining Capital	$1,200 - $1,300
Tax Rate	37% - 40%

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2014	2013

Sales	$1,764	$2,188

Costs and expenses
Costs applicable to sales (1)	1,083	1,057
Amortization	298	267
Reclamation and remediation	20	18
Exploration	34	59
Advanced projects, research and development	42	52
General and administrative	45	56
Other expense, net	52	100
	1,574	1,609
Other income (expense)
Other income, net	46	26
Interest expense, net	(93)	(65)
	(47)	(39)
Income before income and mining tax and other items	143	540
Income and mining tax expense	(78)	(180)
Equity income (loss) of affiliates	-	(4)
Income from continuing operations	65	356
Income (loss) from discontinued operations	(17)	-
Net income	48	356
Net loss (income) attributable to noncontrolling interests	52	(42)
Net income attributable to Newmont stockholders	$100	$314

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$117	$314
Discontinued operations	(17)	-
	$100	$314
Income (loss) per common share
Basic:
Continuing operations	$0.23	$0.63
Discontinued operations	(0.03)	-
	$0.20	$0.63
Diluted:
Continuing operations	$0.23	$0.63
Discontinued operations	(0.03)	-
	$0.20	$0.63

Cash dividends declared per common share	$0.150	$0.425
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(1) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 31,
	2014	2013
Operating activities:
Net income	$48	$356
Adjustments:
Amortization	298	267
Stock based compensation and other non-cash benefits	13	19
Reclamation and remediation	20	18
Loss (income) from discontinued operations	17	-
Impairment of marketable securities	1	4
Deferred income taxes	35	(11)
Gain on asset and investment sales, net	(50)	(1)
Other operating adjustments and write-downs	151	74
Net change in operating assets and liabilities	(350)	(287)
Net cash provided from continuing operations	183	439
Net cash used in discontinued operations	(3)	(6)
Net cash provided from operations	180	433
Investing activities:
Additions to property, plant and mine development	(235)	(510)
Acquisitions, net	(28)	(8)
Sale of marketable securities	25	1
Purchases of marketable securities	(1)	(1)
Proceeds from sale of other assets	70	25
Other	(9)	(14)
Net cash used in investing activities	(178)	(507)
Financing activities:
Proceeds from debt, net	3	80
Proceeds from stock issuance, net	-	1
Sale of noncontrolling interests	-	32
Acquisition of noncontrolling interests	(2)	(6)
Dividends paid to common stockholders	(77)	(211)
Other	(4)	(1)
Net cash provided from (used in) financing activities	(80)	(105)
Effect of exchange rate changes on cash	(2)	(4)
Net change in cash and cash equivalents	(80)	(183)
Cash and cash equivalents at beginning of period	1,555	1,561
Cash and cash equivalents at end of period	$1,475	$1,378

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At March 31,	At December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$1,475	$1,555
Trade receivables	206	230
Accounts receivable	319	252
Investments	83	78
Inventories	814	717
Stockpiles and ore on leach pads	760	805
Deferred income tax assets	239	246
Other current assets	1,351	1,006
Current assets	5,247	4,889
Property, plant and mine development, net	14,138	14,277
Investments	393	439
Stockpiles and ore on leach pads	2,723	2,680
Deferred income tax assets	1,416	1,473
Other long-term assets	881	849
Total assets	$24,798	$24,607

LIABILITIES
Debt	$615	$595
Accounts payable	463	478
Employee-related benefits	247	341
Income and mining taxes	27	13
Other current liabilities	1,532	1,313
Current liabilities	2,884	2,740
Debt	6,146	6,145
Reclamation and remediation liabilities	1,519	1,513
Deferred income tax liabilities	696	635
Employee-related benefits	333	323
Other long-term liabilities	339	342
Total liabilities	11,917	11,698

EQUITY
Common stock	798	789
Additional paid-in capital	8,458	8,441
Accumulated other comprehensive income (loss)	(205)	(182)
Retained earnings	968	945
Newmont stockholders’ equity	10,019	9,993
Noncontrolling interests	2,862	2,916
Total equity	12,881	12,909
Total liabilities and equity	$24,798	$24,607

Regional Operating Statistics
Production Statistics Summary
	Three Months Ended March 31,
	2014	2013
Consolidated gold ounces produced (thousands):
North America
Carlin	228	231
Phoenix	53	51
Twin Creeks	96	99
La Herradura	28	55
	405	436
South America
Yanacocha	208	285

Australia/New Zealand
Boddington	174	177
Tanami	84	60
Jundee	63	76
Waihi	27	30
Kalgoorlie	90	78
	438	421
Indonesia
Batu Hijau	16	14

Africa
Ahafo	105	125
Akyem	120	-
	225	125
	1,292	1,281
Consolidated copper pounds produced (millions):
Phoenix	12	7
Boddington	17	18
Batu Hijau	48	40
	77	65
Consolidated copper tonnes produced (thousands):
Phoenix	6	3
Boddington	8	8
Batu Hijau	21	18
	35	29

	Three Months Ended March 31,
	2014	2013
Attributable gold ounces produced (thousands):
North America
Carlin	228	231
Phoenix	53	51
Twin Creeks	96	99
La Herradura	28	55
	405	436
South America
Yanacocha	107	147
Other South America Equity Interests	15	15
	122	162
Australia/New Zealand
Boddington	174	177
Tanami	84	60
Jundee	63	76
Waihi	27	30
Kalgoorlie	90	78
Other Australia/New Zealand Equity Interests	12	14
	450	435
Indonesia
Batu Hijau	8	7

Africa
Ahafo	105	125
Akyem	120	-
	225	125
	1,210	1,165
Attributable copper pounds produced (millions):
Phoenix	12	7
Boddington	17	18
Batu Hijau	23	20
	52	45
Attributable copper tonnes produced (thousands):
Phoenix	6	3
Boddington	8	8
Batu Hijau	10	9
	24	20

Costs Applicable to Sales
	Three Months Ended March 31,
	2014	2013
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Carlin	$842	$806
Phoenix	625	1,199
Twin Creeks	536	544
La Herradura	671	717
	726	766
South America
Yanacocha	1,075	576

Australia/New Zealand
Boddington	851	873
Tanami	681	1,247
Jundee	667	710
Waihi	753	920
Kalgoorlie	839	1,006
	783	922
Indonesia
Batu Hijau	1,283	993

Africa
Ahafo	554	555
Akyem	311	-
	428	555
Average	$751	$760
Attributable to Newmont	$722	$781

Copper
Costs Applicable to Sales ($/pound)(1)
Phoenix	$2.39	$3.20
Boddington	2.63	2.35
Batu Hijau	2.99	2.05
Average	$2.71	$2.27
Attributable to Newmont	$2.63	$2.34
(1)Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

Capital Expenditures
	Three Months Ended March 31,
	2014	2013
Consolidated Capital Expenditures ($ million)
North America
Nevada	$42	$46
Phoenix	7	31
Twin Creeks	32	25
La Herradura	6	19
Other North America	5	4
	92	125
South America
Yanacocha	13	48
Other South America	7	86
	20	134
Australia/New Zealand
Boddington	20	25
Kalgoorlie	20	23
Jundee	7	13
Tanami	3	3
Waihi	1	1
Other Australia/New Zealand	1	1
	52	66
Indonesia
Batu Hijau	15	23
	15	23

Africa
Ahafo	22	60
Akyem	1	66
	23	126
Corporate and Other	6	23
Total - Accrual Basis	$209	$497
Change in Capital Accrual	26	13
Total - Cash Basis	$235	$510
Attributable to Newmont (Accrual Basis)	$191	$420

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income (loss) to GAAP Net Income (loss)

Management of the Company uses Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three Months Ended March 31,
	2014	2013
Net income attributable to Newmont stockholders	$100	$314
Discontinued operations loss	17	-
Restructuring and other	3	5
Impairments	1	4
Asset Sales	(13)	-
TMAC transaction costs	-	30
Adjusted net income	$108	$353
Adjusted net income per share, basic	$0.22	$0.70
Adjusted net income per share, diluted	$0.22	$0.71

CAS per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100 percent economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure on this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of associated non-gold revenues to our cost structure.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce/pound
	Gold		Copper
	Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2014	2013

Costs applicable to sales:
Consolidated per financial statements	$960	$951	$123	$106
Noncontrolling interests(1)	(112)	(82)	(29)	(23)
Attributable to Newmont	$848	$869	$94	$83

Gold/Copper sold (thousand ounces/million pounds):
Consolidated	1,278	1,252	45	47
Noncontrolling interests(1)	(103)	(139)	(10)	(12)
Attributable to Newmont	1,175	1,113	35	35

Costs applicable to sales per ounce/pound:
Consolidated	$751	$760	$2.71	$2.27
Attributable to Newmont	$722	$781	$2.63	$2.34

Net attributable costs applicable to sales per ounce
	Three Months Ended March 31,
	2014	2013

Attributable costs applicable to sales:
Gold	$848	$869
Copper	94	83
	942	952

Copper revenue:
Consolidated	(113)	(146)
Noncontrolling interests(1)	22	36
	(91)	(110)
Net attributable costs applicable to sales	$851	$842

Attributable gold ounces sold (thousands)	1,174	1,113

Net attributable costs applicable to sales per ounce	$725	$757

(1)Relates to partners' interests in Batu Hijau and Yanacocha.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of our gold mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the gold industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that All-in sustaining costs and attributable All-in sustaining costs are non-GAAP measures that provide additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other gold producers and in the investor’s visibility by better defining the total costs associated with producing gold.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the All-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (“CAS”) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining All-in sustaining costs, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Phoenix, Boddington, and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Phoenix, Boddington, and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable precious metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington, and Batu Hijau mines.

Three Months Ended March 31, 2014	Costs Applicable to Sales(1)(2)(3)	Remediation Costs(4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital(6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold(7)	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$192	$1	$4	$-	$1	$-	$20	$218	228	$956
Phoenix	34	-	1	-	1	2	7	45	55	818
Twin Creeks	55	1	1	-	1	-	32	90	103	874
La Herradura	16	1	4	-	-	-	4	25	23	1,087
Other North America	-	-	6	-	3	-	5	14	-	-
North America	297	3	16	-	6	2	68	392	409	958

Yanacocha	221	30	7	-	9	-	14	281	206	1,364
Other South America	-	-	8	-	-	-	-	8	-	-
South America	221	30	15	-	9	-	14	289	206	1,403
Attributable to Newmont								150	106	1,415

Boddington	142	3	-	-	1	1	15	162	167	970
Tanami	55	1	1	-	1	-	20	78	81	963
Jundee	42	3	1	-	-	-	7	53	63	841
Waihi	19	-	-	-	-	-	1	20	25	800
Kalgoorlie	77	1	1	-	-	-	2	81	92	880
Other Australia/New Zealand	-	-	1	-	8	-	-	9	-	-
Australia/New Zealand	335	8	4	-	10	1	45	403	428	942

Batu Hijau	8	1	-	-	1	1	2	13	6	2,167
Indonesia	8	1	-	-	1	1	2	13	6	2,167
Attributable to Newmont								7	3	2,167

Ahafo	61	1	9	-	3	-	21	95	110	864
Akyem	38	-	-	-	3	-	2	43	119	361
Other Africa	-	-	2	-	1	-	-	3	-	-
Africa	99	1	11	-	7	-	23	141	229	616

Corporate and Other	-	-	29	45	6	-	4	84	-	-
Total Gold	960	43	75	45	39	4	156	1,322	1,278	1,034
Attributable to Newmont								$1,177	1,175	$1,002

COPPER
Phoenix	26	-	-	-	-	1	1	$28	11	$2.55
Boddington	40	1	-	-	-	5	3	49	15	3.27
Batu Hijau	57	5	1	-	7	5	13	88	19	4.63
Total Copper	123	6	1	-	7	11	17	165	45	3.67
Attributable to Newmont								$120	35	$3.43
Consolidated	$1,083	$49	$76	$45	$46	$15	$173	$1,487
(1)	Excludes Amortization and Reclamation and remediation.
(2)	Includes by-product credits of $23.
(3)	Includes planned stockpile and leach pad inventory adjustments of $20 at Carlin, $2 at Twin Creeks, $35 at Yanacocha, $25 at Boddington, and $29 at Batu Hijau.
(4)	Remediation costs include operating accretion of $18 and amortization of asset retirement costs of $31.
(5)	Other expense, net is adjusted for restructuring of $7.
(6)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital of $62. The following are major development projects; Turf Vent Shaft, Conga, and Merian for 2014.
(7)	Excludes attributable gold sales from La Zanja and Duketon.

Three Months Ended March 31, 2013	Costs Applicable to Sales(1)(2)(3)	Remediation Costs(4)	Advanced Projects and Exploration	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital(6)	All-In Sustaining Costs	Ounces (000)/ Pounds (millions) Sold(7)	All-In Sustaining Costs per oz/lb
GOLD
Carlin	$179	$1	$11	$-	$2	$-	$34	$227	222	$1,023
Phoenix	41	-	3	-	1	2	1	48	34	1,412
Twin Creeks	52	1	3	-	1	-	19	76	96	792
La Herradura	40	-	6	-	-	-	9	55	56	982
Other North America	-	-	8	-	2	-	3	13	-	-
North America	312	2	31	-	6	2	66	419	408	1,027

Yanacocha	160	23	13	-	10	-	37	243	278	874
Other South America	-	-	3	-	-	-	-	3	-	-
South America	160	23	16	-	10	-	37	246	278	885
Attributable to Newmont								127	143	888

Boddington	174	2	-	-	-	1	22	199	200	995
Tanami	75	1	2	-	-	-	23	101	60	1,683
Jundee	54	4	4	-	-	-	12	74	76	974
Waihi	28	1	1	-	-	-	2	32	30	1,067
Kalgoorlie	75	2	1	-	-	-	2	80	74	1,081
Other Australia/New Zealand	-	-	4	-	9	-	1	14	-	-
Australia/New Zealand	406	10	12	-	9	1	62	500	440	1,136

Batu Hijau	7	-	1	-	2	1	3	14	7	2,000
Indonesia	7	-	1	-	2	1	3	14	7	2,000
Attributable to Newmont								7	3	2,000

Ahafo	66	1	13	-	-	-	42	122	119	1,025
Akyem	-	-	3	-	-	-	-	3	-	-
Other Africa	-	-	2	-	7	-	-	9	-	-
Africa	66	1	18	-	7	-	42	134	119	1,126

Corporate and Other	-	-	27	56	6	-	2	91	-	-
Total Gold	951	36	105	56	40	4	212	1,404	1,252	1,121
Attributable to Newmont								$1,278	1,113	$1,148

COPPER
Phoenix	11	-	1	-	1	1	1	$15	4	$3.75
Boddington	48	1	-	-	-	5	5	59	20	2.95
Batu Hijau	47	2	5	-	5	6	20	85	23	3.70
Total Copper	106	3	6	-	6	12	26	159	47	3.38
Attributable to Newmont								115	35	$3.29
Consolidated	$1,057	$39	$111	$56	$46	$16	$238	$1,563
(1)	Excludes Amortization and Reclamation and remediation.
(2)	Includes by-product credits of $30.
(3)	Includes stockpile and leach pad inventory adjustments of $4 at Yanacocha, $1 at Tanami, and $2 at Waihi
(4)	Remediation costs include operating accretion of $15 and amortization of asset retirement costs of $24.
(5)	Other expense, net is adjusted for restructuring of $9 and TMAC transaction costs of $45.
(6)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital of $272. The following are major development projects; Phoenix Copper Leach, Turf Vent Shaft, Vista Vein, La Herradura Mill, Yanacocha Bio Leach, Conga, Merian, Ahafo North, Ahafo Mill Expansion, Subika Underground, and Akyem for 2013.
(7)	Excludes attributable gold sales from La Zanja and Duketon.

Conference Call Information

A conference call will be held on Friday, April 25, 2014 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number	800.369.1917
Intl Dial-In Number	210.234.0025
Leader	Kirsten Benefiel
Passcode	Newmont
Replay Number	800.685.9501
Intl Replay Number	203.369.3318
Replay Passcode	2014

Webcast Details

URL	http://event.on24.com/r.htm?e=768036&s=1&k=599B4D88E5C120C46D61C5E8DBA322F3

The first quarter 2014 results and related financial and statistical information will be available after the market close on Thursday, April 24, 2014 on the “Investor Relations” section of the Company’s web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) plans and expectations to reduce costs and expenditures; (v) expectations regarding the development, growth and exploration potential of the Company’s projects; and (vi) expectations regarding the timing and/or likelihood of closing the term loan. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Annual Report on Form 10-K, filed on February 21, 2014, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

CONTACT:
Newmont Mining Corporation
Investor Contacts
Kirsten Benefiel, 303.837.6117
kirsten.benefiel@newmont.com
or
Allysa Howell, 303.837.5788
allysa.howell@newmont.com
or
Media Contacts
Omar Jabara, 303.837.5114
omar.jabara@newmont.com
or
Diane Reberger, 303.967.9455
diane.reberger@newmont.com